Exhibit (a)(1)(D)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE
CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE
SOME OR ALL OF YOUR ELIGIBLE OPTIONS

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

WITHDRAWAL FORM

        You previously received (1) a copy of the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”); (2) the letter from Eyal Desheh, dated September 18, 2006; (3) an election form; and (4) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT Check Point’s Offer to Exchange some or all of your eligible options. You should submit this form only if you now wish to change that election and REJECT Check Point’s Offer to Exchange some or all of your eligible options.

        To withdraw your election to exchange some or all of your eligible options, you must sign, date and deliver the completed and attached withdrawal form via facsimile, e-mail, portable document format (PDF) or by hand delivery by 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel) to:

        Geula Gomen
        Check Point Software Technologies Ltd.
        3A Jabotinsky St., Diamond Tower
        Ramat Gan 52520 Israel
        Fax: +972-3-7534950
        E-mail: geula@checkpoint.com

        You should note that if you withdraw your acceptance of the offer with respect to all of your eligible options, you will not receive any restricted stock units pursuant to the offer in replacement for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the stock option plans under which they were granted, and by the existing option agreements between you and Check Point.

        You may change this withdrawal, and again elect to exchange some or all of your eligible options by submitting a new election form to Geula Gomen, by 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel).

        Please check the appropriate box:

        ☐         I wish to withdraw my election to exchange and instead REJECT the Offer to Exchange all of my options. I do not wish to exchange any options.

        OR

        ☐         I wish to withdraw my election to exchange options as to my eligible options listed below (please list). Any options previously elected to be exchanged by me but not withdrawn below will remain elected for exchange in the offer. I do not wish to exchange these listed options:

Option Number	Grant Date

_______________	_______________

_______________	_______________

_______________	_______________

_______________	_______________

_______________	_______________

        Please sign this withdrawal form and print your name exactly as it appears on the election form.

____________________________
Employee Signature

____________________________
Employee Name (Please print)

____________________________	____________________________
Date and Time	E-mail Address

RETURN TO GEULA GOMEN
NO LATER THAN 5:00 P.M., PACIFIC TIME, ON OCTOBER 23, 2006
(WHICH DUE TO THE TIME DIFFERENCE WILL BE 2:00 A.M. ON OCTOBER 24, 2006)

CHECK POINT SOFTWARE TECHNOLOGIES LTD.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Withdrawal Form.

        A properly completed and signed copy of this withdrawal form must be received via facsimile, e-mail, portable document format (PDF) or by hand delivery on or before 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel) (referred to as the expiration date) by:

        Geula Gomen
        Check Point Software Technologies Ltd.
        3A Jabotinsky St., Diamond Tower
        Ramat Gan 52520 Israel
        Fax: +972-3-7534950
        E-mail: geula@checkpoint.com

        If Check Point extends the offer, the completed withdrawal form must be received by Geula Gomen by the date and time of the extended expiration of the offer.

        The delivery of all required documents, including withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by Check Point. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail within four (4) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your withdrawal form has been received by October 23, 2006 (which due to the time difference will be October 24, 2006 in Israel and certain other counties outside the United States where eligible employees reside). Only responses that are complete, signed and actually received by Geula Gomen by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

        Although by submitting a withdrawal form you have withdrawn some or all of your previously tendered options from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Tenders to re-elect to exchange options may be made at any time before the expiration date. If Check Point extends the offer beyond that time, you may re-tender your options at any time until the extended expiration of the offer.

        To re-elect to tender the withdrawn options, you must deliver a later dated and signed election form with the required information via facsimile, e-mail, portable document format (PDF) or by hand delivery on or before 5:00 p.m., Pacific Time, on October 23, 2006 (which due to the time difference will be 2:00 a.m. on October 24, 2006 in Israel) (referred to as the expiration date) to:

        Geula Gomen
        Check Point Software Technologies Ltd.
        3A Jabotinsky St., Diamond Tower
        Ramat Gan 52520 Israel
        Fax: +972-3-7534950
        E-mail: geula@checkpoint.com

        Your options will not be properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered for exchange before the expiration date by delivery of a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

        Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your options.

2.	Signatures on this Withdrawal Form.

        If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

        If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Check Point of the authority of that person so to act must be submitted with this withdrawal form.

3.	Other Information on this Withdrawal Form.

        In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

        Any questions and any requests for additional copies of the Offer to Exchange, the election form or this withdrawal form may be directed to John Slavitt, our General Counsel, at (650) 628-2110. Copies will be furnished promptly at Check Point’s expense.

5.	Irregularities.

        We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

        Important: The withdrawal form (or a facsimile copy of it) together with all other required documents must be received by Geula Gomen, on or before the expiration date.

6.	Additional Documents to Read.

        You should be sure to read the Offer to Exchange, all documents referenced therein, and the letter from Eyal Desheh, dated September 18, 2006, before making any decisions regarding participation in, or withdrawal from, the offer.

7.	Important Tax Information.

        If you are subject to taxation in the United States or Israel, you should refer to Section 14 of the Offer to Exchange, which contains important tax information. If you are subject to tax or social insurance contributions in Argentina, Australia, Austria, Belarus, Belgium, Brazil, Canada, the Czech Republic, Finland, France, Germany, Great Britain, Hong Kong, India, Italy, Japan, Korea, Mexico, the Netherlands, New Zealand, Norway, Poland, Russia, Singapore, Spain, Sweden, Switzerland, Taiwan or Turkey, you should refer to Schedules C through EE of the Offer to Exchange, as applicable, which contain important tax and social insurance information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

8.	Data Privacy Notice

        To administer this offer, we must collect, use and transfer certain information regarding you and your eligible options, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Check Point or its Subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor. Further, we may have to pass that information on to third parties who are assisting with the offer. By submitting an election form or a withdrawal form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, for the exclusive purpose of implementing, administering, and managing your participation in this offer. By submitting an election form or a withdrawal form, you also acknowledge and agree that:

—	the parties receiving this data may be located outside of your country, and the recipient’s country may have different data privacy laws and protections than your country;

—	the data will be held only as long as necessary to implement, administer and manage the program;

—	you can request from us a list with the names and addresses of any potential recipients;

—	you can request additional information about how the data is stored and processed; and

—	you can request that the data be amended if it is incorrect.

         If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.